Exhibit 99.3

NJR CLEAN ENERGY VENTURES ANNOUNCES SALE OF RESIDENTIAL SOLAR BUSINESS

WALL, N.J., November 25, 2024 — NJR Clean Energy Ventures (CEV), a clean energy subsidiary of New Jersey Resources (NYSE: NJR), today announced the sale of its 91 megawatt (MW) residential solar portfolio, to Spruce Power Holding Corporation (NYSE: SPRU) for a total of $132.5 million.

NJR expects to record a gain on sale in fiscal 2025, and will use the proceeds to pay down corporate debt and for general working capital purposes.

“Renewable energy investments are an integral part of our business and will continue to be a key driver of NJR’s long-term growth strategy,” said Steve Westhoven, President and CEO of New Jersey Resources. “Following this transaction, Clean Energy Ventures will have a sharpened focus on the strong opportunities for growth within its commercial solar portfolio, driven by a nearly 1 gigawatt (GW) pipeline of diverse investment options.”

CEV’s residential solar program, which operated under the brand of “The Sunlight Advantage®,” provides qualifying homeowners with the opportunity to have a solar system installed at their home with no installation or maintenance expenses. The existing lease agreements will be assumed by Spruce in full for the approximately 9,800 participating homeowners.

Since 2009, CEV has invested over $1.2 billion in solar projects, becoming the largest owner-operator of commercial solar in New Jersey. CEV has begun to diversify regionally and now has assets in New York, Connecticut, Rhode Island, Indiana, and Michigan.

About New Jersey Resources

New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains natural gas transportation and distribution infrastructure to serve customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex, Sussex and Burlington counties.

•	Clean Energy Ventures invests in, owns and operates solar projects, providing customers with low-carbon solutions.

NJR Clean Energy Ventures Announces Sale of Residential Solar Business

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Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River Storage and the Adelphia Gateway Pipeline, as well as its 50% equity ownership in the Steckman Ridge natural gas storage facility.

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Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homeowners throughout New Jersey.

NJR and its over 1,300 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as SAVEGREEN®.

For more information about NJR:
www.njresources.com.

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